Exhibit 4.5

Execution Version

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of July 18, 2013 (this “Supplemental Indenture”), is by and among Axalta Coating Systems U.S. Holdings, Inc. (formerly U.S. Coatings Acquisition Inc.), a corporation incorporated under the laws of the State of Delaware (“U.S. Co-Issuer”), Axalta Coating Systems Dutch Holding B B.V. (formerly Flash Dutch 2 B.V.), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands with corporate seat in Amsterdam, The Netherlands ( “Dutch Co-Issuer” and, together with U.S. Co-Issuer, the “Issuers”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers, certain guarantors listed on the signature pages thereto and the Trustee are parties to an indenture dated as of February 1, 2013 (the “Indenture”), providing for the issuance of the Issuers’ 7.375% Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 3.11 of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Guarantors hereby unconditionally guarantees the Issuers’ obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuers, on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in Dutch Co-Issuer, U.S. Co-Issuer, any Subsidiary or any direct or indirect parent of Dutch Co-Issuer, as such, shall have any liability for any obligations of the Issuers or the New Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. Notices. For purposes of Section 12.1 of the Indenture, the address for notices to each of the New Guarantors shall be:

Axalta Coating Systems U.S. Holdings, Inc.

Axalta Coating Systems Dutch Holding B B.V.

c/o The Carlyle Group

1001 Pennsylvania Avenue Northwest

Washington, DC 20004

Facsimile: (202) 347-1818

Tel: (202) 729-2626

Attention: Martin Sumner; Wesley Bieligk

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AXALTA COATING SYSTEMS U.S. HOLDINGS, INC.

By:	/s/ Robert W. Bryant
	Name:	Robert W. Bryant
	Title:	Treasurer

AXALTA COATING SYSTEMS DUTCH HOLDING B B.V.

By:	/s/ Marco Besseling
	Name:	Marco Besseling
	Title:	Managing Director A

Intertrust (Netherlands) B.V. Managing Director B

By:	/s/ D.A. de Vries
	Name:	D.A. de Vries
	Title:	Proxyholder

By:	/s/ T. Huisman
	Name:	T. Huisman
	Title:	Proxyholder

[Signature Page to Dollar Notes Third Supplemental Indenture]

AXALTA COATING SYSTEMS AUSTRALIA PTY LTD (ACN 158 497 655), as a New Guarantor

By:	/s/ Steven Stillone
	Name:	Steven Stillone
	Title:	Director

By:	/s/ Stan Willmott
	Name:	Stan Willmott
	Title:	Director

[Signature Page to Dollar Notes Third Supplemental Indenture]

AXALTA COATING SYSTEMS SINGAPORE HOLDING PTE. LTD., as a New Guarantor

By:	/s/ Sobers Sethi
	Name:	Sobers Sethi
	Title:	Director

[Signature Page to Dollar Notes Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P O’Donnell
	Name:	Joseph P O’Donnell
	Title:	Vice President

[Signature Page to Dollar Notes Third Supplemental Indenture]